EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Frank Vaccaro, frank.vaccaro@aexp.com, +1-212-640-3327
Mike O’Neill, mike.o’neill@aexp.com, +1-212-640-5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com , +1-212-640-6348
Rick Petrino, richard.petrino@aexp.com, +1-212-640-5574

AMERICAN EXPRESS NAMES LAUREEN E. SEEGER GENERAL COUNSEL

NEW YORK, June 23, 2014 – American Express Company (NYSE: AXP) today announced the appointment of Laureen E. Seeger as executive vice president and general counsel. Ms. Seeger joins American Express from McKesson Corporation, the largest healthcare services company in North America, where she led the Law, Public Affairs, Compliance and Corporate Secretary functions while guiding the company through complex legal and regulatory environments and contributing to its financial growth.

Ms. Seeger, 52, has served as executive vice president, general counsel and chief compliance officer of McKesson since 2006. She joined McKesson in 2000 as general counsel of the corporation’s technology division. In this role, she provided leadership through complex M&A transactions and product evolutions, while building the law department and enhancing client service.

At American Express, Ms. Seeger will lead the company’s Legal, Compliance and Ethics and Corporate Secretary organizations. She will take on additional responsibility for Federal and State Government Affairs later this year.

“We are excited to have one of the world’s top legal leaders become general counsel of American Express. Not only is Laureen a gifted legal strategist, litigator and an expert in managing compliance and regulatory affairs, throughout her career she has first and foremost been a catalyst for business growth. She will be an outstanding addition as the new leader of a world-class general counsel’s office,” said Kenneth I. Chenault, chairman and chief executive officer of American Express.

“I couldn’t be more excited about the opportunity to join the outstanding team at American Express,” said Ms. Seeger. “Like McKesson, American Express is guided by a deep set of values, starting with a fundamental commitment to making a positive difference in people’s lives through its products and services. I look forward to helping American Express realize its vision to become the world’s most respected service brand in my capacity as general counsel.”

Ms. Seeger will report to Mr. Chenault and be a member of the company’s Operating Committee.

Before joining McKesson, Ms. Seeger was with the Atlanta-based law firm of Morris, Manning & Martin, LLP. She served as commercial litigation partner and chaired the technology litigation group. She began her career in 1986 as a commercial litigation associate at Jones, Day, Reavis and Pogue.

Ms. Seeger is a board member of the California Chamber of Commerce and the Umpqua Holdings Corporation. She is former board chair of the Bay Area American Heart Association.

Ms. Seeger will succeed Louise M. Parent, who retired last year after a distinguished 37-year career with American Express. Tim Heine, who has been serving as acting general counsel, will resume his prior responsibilities as managing counsel and continue to be involved in key companywide initiatives.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.